E. RANDALL GRUBER, CPA, PC
400 Lake Saint Louis Blvd.
Lake Saint Louis, MO, United States
Phone: (636) 561-5639

May 15, 2008

Mr. Steve Bonenberger, President
Angel Acquisition Corp.
Formerly Palomar Enterprises, Inc.
SEC File No. 0-32829

Gentlemen:

Your have furnished to us a copy of your "Notification of Late Filing" on Form 12b-25, dated May 15, 2008.

We are in agreement with the comments made under Part III of the Form with respect to the reasons why the Company is unable to furnish the Form 10-QSB quarterly report on or before the date the form for the quarter ended March 31, 2008 is required to be filed.

We hereby consent to you filing a copy of this letter with your Notification of Late Filing Notice, as required.

Sincerely,

/s/ E. Randall Gruber
Certified Public Accountant